At Home Appoints Joanne C. Crevoiserat to Board of Directors

PLANO, Texas – January 17, 2019 –  At Home Group Inc. (NYSE: HOME), the home décor superstore, today announced the appointment of Joanne C. Crevoiserat to serve as an independent member of its board of directors.

"Retail veteran Joanne Crevoiserat is an exceptional addition to the At Home board of directors," said Lee Bird, Chairman and Chief Executive Officer of At Home. "Her experience driving process and structure, along with her proven track record at landmark brands, brings  a fresh and valuable perspective to our business."

Ms. Crevoiserat is Executive Vice President, Chief Operating Officer of Abercrombie & Fitch Co.,  a leading, global specialty retailer of apparel and accessories for Men, Women and Kids, which operates over 850 stores under its Abercrombie & Fitch, abercrombie kids, and Hollister Co. brands across North America, Europe, Asia and the Middle East, as well as e-commerce sites. She joined Abercrombie & Fitch Co. in May 2014 as Chief Financial Officer.

Prior to joining Abercrombie & Fitch Co., Ms. Crevoiserat served in a number of senior management roles at Kohl's Inc., including Executive Vice President of Finance and Executive Vice President of Merchandise Planning and Allocation. Prior to her time with Kohl's Inc., she held senior finance positions with Wal-Mart Stores and May Department Stores, including Chief Financial Officer of the Filene's, Foley's and Famous-Barr brands.    She graduated summa cum laude with a Bachelor of Science in Finance from the University of Connecticut.

“Joanne is a strategy builder and innovator,” Bird continued.  “Her extensive success driving profitable growth in brick and mortar retail environments and effective organizational change management, including the introduction of new technologies, will be an asset to the At Home board.”

About At Home Group Inc.:
At Home (NYSE: HOME), the home décor superstore, offers more than 50,000 on-trend home products to fit any budget or style, from furniture, mirrors, rugs, art and housewares to tabletop, patio and seasonal decor. At Home is headquartered in Plano, Texas, and currently operates 180 stores in 37 states. For more information, please visit us online at http://investor.athome.com.

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CONTACT: Investor Relations: ICR, Inc., Farah Soi/Rachel Schacter, 203.682.8200, Farah.Soi@icrinc.com, Rachel.Schacter@icrinc.com; or At Home, Bethany Perkins, 972.265.1326, InvestorRelations@AtHome.com